Exhibit (l)

INITIAL CAPITAL AGREEMENT

Rimrock Funds Trust (the “Trust”), a Delaware statutory trust, and Scott Dubchansky (the “Purchaser”), hereby agree as of June 26, 2019, as follows:

1.	In order to provide the Trust with the initial capital required pursuant to Section 14 of the Investment Company Act of 1940, as amended, the Purchaser is hereby purchasing from the Trust 10,000 shares of beneficial interest of the Rimrock Core Bond Fund, a series of the Trust (the “Shares”), at a purchase price of $10.00 per share, for a total purchase price of $100,000. The Purchaser hereby acknowledges the receipt of the Shares, and the Trust hereby acknowledges receipt from the Purchaser of funds in the amount of $100,000 for such series of the Trust in full payment for the Shares. It is further agreed that no certificate for the Shares will be issued by the Trust.

2.	The Purchaser is aware that the Shares have not been registered under the Securities Act of 1933, as amended (the “1933 Act”), on the basis that the sale of such Shares will be exempt under Section 4(a)(2) of the 1933 Act as not involving any public offering. Reliance on such exemption is predicated, in part, on the Purchaser’s representation and warranty to the Trust that the Shares are being acquired for the Purchaser’s own account for investment purposes and not with a view to the distribution or redemption thereof, and that the Purchaser has no present intention to dispose of the Shares. The Purchaser further represents that it will not take any action that will subject the sale of the Shares to the registration provisions of the 1933 Act.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Initial Capital Agreement to be duly executed on the date first written above.

Rimrock Funds Trust

By:	/s/ Russell S. Gould
Name:	Russell S. Gould
Title:	Trustee

Scott Dubchansky

By:	/s/ Scott Dubchansky

Signature Page – Rimrock Funds Trust - Initial Capital Agreement

Approval of Capitalization and Initial Capital Agreement

VOTED:	That effective contemporaneously with the effective date of the public offering of shares of the Funds and each future series of the Trust, the proper officers of the Trust be, and they hereby are, and each of them acting individually hereby is, authorized to issue and sell, from time to time, an unlimited amount of units of beneficial interest of the Trust without first offering the same to shareholders for any form of consideration permitted by law, subject, however, to the terms of the Trust’s Agreement and Declaration of Trust, the Trust’s registration statement on Form N-1A and any applicable requirements of the 1940 Act, and the applicable securities laws of any state or jurisdiction, and that such units of beneficial interest when issued and paid for in accordance with the foregoing requirements shall be validly issued, fully paid and non-assessable.

VOTED:	That the form of initial capital agreement between the Trust and the initial investor (the “Initial Capital Agreement”) be, and the same hereby is, approved in substantially the form presented at this Meeting, with such modifications as the officers of the Trust shall, with the advice of counsel, deem necessary or appropriate, the necessity or propriety thereof being conclusively proven by the action taken by the officers of the Trust, or as may be required to conform with the requirements of any applicable statute, regulation or regulatory body.

VOTED:	That the officers of the Trust be, and each of them hereby is, authorized and directed to execute, seal and deliver the Initial Capital Agreement on behalf of the Trust.

Authorization of Submission of Certain Items for Approval by Initial Shareholder

VOTED:	That the following shall be submitted to the initial investor(s) of the Fund for their ratification and approval: (i) election of the members of Board; (ii) approval of the Investment Advisory Agreement between the Trust, on behalf of the Fund, and the Adviser; (iii) approval of Deloitte as independent registered public accounting firm of the Fund; and (iv) such other matters as the officers of the Trust may deem advisable.

Designation of Principal Office

VOTED:	That, as set forth in the By-Laws of the Trust, the Trust shall have its principal office at 100 Innovation Drive, Suite 200, Irvine, California 92617, or at such other place as may be designated from time to time by the Board.

Authorization to Take Further Action

VOTED:	That the officers of the Trust be, and they hereby are, authorized to take such actions as are necessary or that they deem advisable or appropriate to commence the operations of the Trust.